As filed with the Securities and Exchange Commission on October 16, 2007

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

DealerTrack Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	52-2336218
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1111 Marcus Avenue
Suite M04
Lake Success, New York 11042
(516) 734-3600
(Address, including zip code, and telephone number,
including area code, of the registrant’s principal executive offices)

Eric D. Jacobs, Esq.
Senior Vice President, General Counsel and Secretary
DealerTrack Holdings, Inc.
1111 Marcus Avenue
Suite M04
Lake Success, New York 11042
(516) 734-3600
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Stuart M. Cable, Esq.	Richard D. Truesdell, Jr., Esq.
Kenneth J. Gordon, Esq.	Davis Polk & Wardwell
Goodwin Procter LLP	450 Lexington Avenue
Exchange Place	New York, New York 10017
53 State Street	(212) 450-4000
Boston, Massachusetts 02109 (617) 570-1000

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

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If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☑

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CALCULATION OF REGISTRATION FEE

		Proposed	Proposed Maximum
	Amount to be	Maximum Offering	Aggregate Offering	Amount of
Title of Each Class of Securities to be Registered	Registered(1)	Price Per Unit(2)	Price(2)	Registration Fee
Common Stock, par value $.01 per share(1)	4,600,000	$48.36	$222,456,000	$6,830

(1)	Plus such additional number of shares as may be required in the event of a stock dividend, reverse stock split, split-up recapitalization or other similar event.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act based on the average high and low prices of our common stock as reported on the NASDAQ Global Market on October 11, 2007.

The information in this preliminary prospectus is not complete and may be changed. This preliminary prospectus is not an offer to sellthese securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated October 16, 2007
PROSPECTUS

4,000,000 Shares

Common Stock

This is an offering of 4,000,000 shares of common stock of DealerTrack Holdings, Inc. We are offering 2,000,000 shares of our common stock and the selling stockholder identified in this prospectus is offering an additional 2,000,000 shares of our common stock. We will not receive any proceeds from the sale of shares of our common stock by the selling stockholder.

Our common stock is quoted on the NASDAQ Global Market under the symbol “TRAK.” The last reported trading price of our common stock on October 15, 2007 was $49.06 per share.

Investing in our common stock involves risks. See “Risk Factors”
beginning on page 2 of this prospectus.

	Per Share	Total

Price to the public	$	$
Underwriting discounts and commissions	$	$
Proceeds to DealerTrack (before expenses)	$	$
Proceeds to the selling stockholder (before expenses)	$	$

We and the selling stockholder have granted the underwriters the option to purchase 600,000 additional shares of our common stock on the same terms and conditions set forth above if the underwriters sell more than 4,000,000 shares of our common stock in this offering.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Lehman Brothers, on behalf of the underwriters, expects to deliver the shares on or about          , 2007.

Lehman Brothers

William Blair & Company	Deutsche Bank Securities

Cowen and Company
Wachovia Securities
JMP Securities
Thomas Weisel Partners LLC
Barrington Research

          , 2007

You should rely only on the information contained in this prospectus, incorporated herein by reference or contained in a prospectus supplement. Neither we nor the selling stockholder have authorized anyone else to provide you with different or additional information. We and the selling stockholder are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus, or incorporated herein by reference, or in any prospectus supplement is accurate as of any date other than the date on the front of those documents.

PROSPECTUS SUMMARY

This summary only highlights the more detailed information appearing elsewhere in this prospectus. It may not contain all of the information that is important to you. You should carefully read the entire prospectus before deciding whether to invest in our common stock. Unless the context otherwise requires, or unless otherwise specified, all references in this prospectus to “we,” “us,” “our,” similar pronouns, “the Company” and “DealerTrack” refer to DealerTrack Holdings, Inc., a Delaware corporation, or its subsidiaries, as applicable.

About DealerTrack Holdings, Inc.

DealerTrack is a leading provider of on-demand software and data solutions for the automotive retail industry in the United States. Utilizing the Internet, we have built a network connecting automotive dealers with banks, finance companies, credit unions and other financing sources, and other service and information providers, such as aftermarket providers and the major credit reporting agencies. We have established a network of active relationships, which, as of August 31, 2007, consisted of over 22,000 automotive dealers, including over 90% of all franchised dealers in the United States; over 400 financing sources, including the 20 largest independent financing sources in the United States; and a number of other service and information providers to the automotive retail industry. Our credit application processing product enables dealers to automate and accelerate the indirect automotive financing process by increasing the speed of communications between these dealers and their financing sources. We have leveraged our leading market position in credit application processing to address other inefficiencies in the automotive retail industry value chain. We believe our proven network provides a competitive advantage for distribution of our software and data solutions. Our integrated subscription-based software products and services enable our dealer customers to manage their dealership data and operations, receive valuable consumer leads, compare various financing and leasing options and programs, sell insurance, vehicle accessories and other aftermarket products, analyze inventory, document compliance with certain laws and execute financing contracts electronically. We have also created efficiencies for financing source customers by providing a comprehensive digital and electronic contracting solution. In addition, we offer data and other products and services to various industry participants, including lease residual value and automobile configuration data. We are a Delaware corporation formed in August 2001.

The Offering

Common stock offered by us	2,000,000 shares
Common stock offered by the selling stockholder	2,000,000 shares

Except as otherwise indicated, the information in this prospectus assumes that the underwriters do not exercise their over-allotment option.

Principal Office

Our principal offices are currently located at 1111 Marcus Avenue, Suite M04, Lake Success, New York 11042 and our telephone number is (516) 734-3600.

RISK FACTORS

You should carefully consider the risks described below, together with all of the other information in this prospectus, before deciding to invest in our common stock. The risks and uncertainties described below are those that we have identified as material. Risks and uncertainties not currently identifiable by us, or that we believe are immaterial, are not included below, but could also impair our business operations. If any of the events contemplated by the following discussion of risks should occur, our business, prospects, financial condition and results of operations could suffer. As a result, the trading price of our common stock could decline and you could lose part or all of your investment in our common stock.

We may be unable to continue to compete effectively in our industry.

Competition in the automotive retail technology industry is intense. The indirect automotive retail finance industry is highly fragmented and is served by a variety of entities, including web-based automotive finance credit application processors, the proprietary credit application processing systems of the financing source affiliates of automobile manufacturers, dealer management system providers, automotive retail sales desking providers and vehicle configuration providers. DealerTrack also competes with warranty and insurance providers, as well as software providers, among others, in the market for dealer management systems, menu-selling products and services, compliance products and inventory analytics. Some of our competitors have longer operating histories, greater name recognition and significantly greater financial, technical, marketing and other resources than we do. Many of these competitors also have longstanding relationships with dealers and may offer dealers other products and services that we do not provide. As a result, these companies may be able to respond more quickly to new or emerging technologies and changes in customer demands or to devote greater resources to the development, promotion and sale of their products and services than we can to ours. We expect the market to continue to attract new competitors and new technologies, possibly involving alternative technologies that are more sophisticated and cost-effective than our technology. There can be no assurance that we will be able to compete successfully against current or future competitors or that competitive pressures we face will not materially adversely affect our business, prospects, financial condition and results of operations.

We may face increased competition from RouteOne and CUDL.

Our network of financing sources does not include the captive financing sources affiliated with Chrysler LLC, Ford Motor Company, General Motors Corporation or Toyota Motor Corporation, which have formed RouteOne to operate as a direct competitor of ours to serve their respective franchised dealers. RouteOne has the ability to offer its dealers access to captive or other financing sources that are not in our network. RouteOne was launched in November 2003, and officially re-launched in July 2004. A significant number of independent financing sources, including some of the independent financing sources in our network, are participating on the RouteOne credit application processing and routing portal. If RouteOne increases the number of independent financing sources on its credit application processing and routing portal and/or offers products and services that better address the needs of our customers or offer our customers a lower-cost alternative, our business, prospects, financial condition and results of operations could be materially adversely affected. In addition, if a substantial amount of our current customers migrate from our network to RouteOne, our ability to sell additional products and services to, or earn transaction services revenue from, these customers could diminish. RouteOne has repeatedly approached each of our largest financing source customers seeking to have them join the RouteOne credit application processing and routing portal. Some of our financing source customers have engaged, are engaged and/or may in the future engage, in discussions with RouteOne regarding their participation on the RouteOne credit application processing and routing portal or may already have agreed to participate, or be participating, on this portal. In addition, CU Direct Corporation, through its CUDL portal, has directly targeted credit unions, which comprise a large number of our financing source customers.

Some vendors of software products used by automotive dealers, including certain of our competitors, are designing their software and using financial or other incentives to make it more difficult for our customers to use our products and services.

Currently, some software vendors, including some of our competitors, have designed their software systems in order to make it difficult to integrate with third-party products and services such as ours and others have announced their intention to do so. Some software vendors also use financial or other incentives to encourage their customers to purchase such vendors’ products and services. These obstacles could make it more difficult for us to compete with these vendors and could have a material adverse effect on our business, prospects, financial condition and results of operations. Further, we have agreements in place with various third-party software providers to facilitate integration between their software and our network, and we cannot assure you that each of these agreements will remain in place or that during the terms of these agreements these third parties will not increase the cost or level of difficulty in maintaining integration with their software. Additionally, we integrate certain of our products and services with other third parties’ software programs. These third parties may design or utilize their software in a manner that makes it more difficult for us to continue to integrate our products and services in the same manner, or at all. These developments could have a material adverse effect on our business, prospects, financial condition and results of operations.

Our systems and network may be subject to security breaches, interruptions, failures and/or other errors or may be harmed by other events beyond our control.

Our systems may be subject to security breaches.

Our success depends on the confidence of dealers, financing sources, the major credit reporting agencies and our other network participants in our ability to transmit confidential information securely over the Internet and operate our computer systems and operations without significant disruption or failure. We transmit substantial amounts of confidential information, including non-public personal information, over the Internet. Moreover, even if our security measures are adequate, concerns over the security of transactions conducted on the Internet and commercial online services, which may be heightened by any well-publicized compromise of security, may deter customers from using our products and services. If our security measures are breached and unauthorized access is obtained to confidential information, our network may be perceived as not being secure and financing sources or dealers may curtail or stop using our network. Any failure by, or lack of confidence in, our secure online products and services could have a material adverse effect on our business, prospects, financial condition and results of operations.

Despite our focus on Internet security, we may not be able to stop unauthorized attempts to gain access to or disrupt the transmission of communications among our network participants. Advances in computer capabilities, new discoveries in the field of cryptography, or other events or developments could result in a compromise or breach of the algorithms used by our products and services to protect certain data contained in our databases and the information being transferred.

Although we generally limit warranties and liabilities relating to security in financing source and dealer contracts, third parties may seek to hold us liable for any losses suffered as a result of unauthorized access to their confidential information or non-public personal information. We may not have limited our warranties and liabilities sufficiently or have adequate insurance to cover these losses. We may be required to expend significant capital and other resources to protect against security breaches or to alleviate the problems caused. Our security measures may not be sufficient to prevent security breaches, and failure to prevent security breaches could have a material adverse effect on our business, prospects, financial condition and results of operations.

Our network may be vulnerable to interruptions or failures.

From time to time, we have experienced, and may experience in the future, network slowdowns and interruptions. These network slowdowns and interruptions may interfere with our ability to do business. Although we regularly back up data and take other measures to protect against data loss and system failures, there is still risk that we may lose critical data or experience network failures. Such failures or disruptions may result in lost revenue opportunities for our customers, which could result in litigation against us or a loss of customers. This could have a material adverse effect on our business, prospects, financial condition and results of operations.

Undetected errors in our software may harm our operations.

Our software may contain undetected errors, defects or bugs. Although we have not suffered significant harm from any errors, defects or bugs to date, we may discover significant errors, defects or bugs in the future that we may not be able to correct or correct in a timely manner. Our products and services are integrated with products and systems developed by third parties. Complex third-party software programs may contain undetected errors, defects or bugs when they are first introduced or as new versions are released. It is possible that errors, defects or bugs will be found in our existing or future products and services or third-party products upon which our products and services are dependent, with the possible results of delays in, or loss of market acceptance of, our products and services, diversion of our resources, injury to our reputation, increased service and warranty expenses and payment of damages.

Our systems may be harmed by events beyond our control.

Our computer systems and operations are vulnerable to damage or interruption from natural disasters, such as fires, floods and hurricanes, power outages, telecommunications failures, terrorist attacks, network service outages and disruptions, “denial of service” attacks, computer viruses, break-ins, sabotage and other similar events beyond our control. The occurrence of a natural disaster or unanticipated problems at our facilities in the New York metropolitan area or at any third-party facility we utilize, such as our disaster recovery center in Waltham, Massachusetts, could cause interruptions or delays in our business, loss of data or render us unable to provide our products and services. In addition, the failure of a third-party facility to provide the data communications capacity required by us, as a result of human error, bankruptcy, natural disaster or other operational disruption, could cause interruptions to our computer systems and operations. The occurrence of any or all of these events could have a material adverse effect on our business, prospects, financial condition and results of operations.

Our failure or inability to execute any element of our business strategy could adversely affect our operations.

Our business, prospects, financial condition and results of operations depend on our ability to execute our business strategy, which includes the following key elements:

•	selling additional products and services to our existing customers;

•	expanding our customer base;

•	expanding our product and service offerings; and

•	pursuing acquisitions and strategic alliances.

We may not succeed in implementing a portion or all of our business strategy and, even if we do succeed, our strategy may not have the favorable impact on operations that we anticipate. Our success depends on our ability to leverage our distribution channel and value proposition for dealers, financing sources and other service and information providers, offer a broad array of products and services, provide convenient, high-quality products and services, maintain our technological position and implement other elements of our business strategy.

We may not be able to effectively manage the expansion of our operations or achieve the rapid execution necessary to fully avail ourselves of the market opportunity for our products and services. If we are unable to adequately implement our business strategy, our business, prospects, financial condition and results of operations could be materially adversely affected.

Economic trends that affect the automotive retail industry may have a negative effect on our business.

Economic trends that negatively affect the automotive retail industry may adversely affect our business by reducing the amount of indirect automobile financing transactions that we earn revenue on, financing source or automotive dealer customers that subscribe to our products and services or money that our customers spend on our products and services. Purchases of new automobiles are typically discretionary for consumers and could be affected by negative trends in the economy including negative trends relating to the cost of energy and gasoline, and interest rates. A reduction in the number of automobiles purchased by consumers could adversely affect our financing source and dealer customers and lead to a reduction in transaction volumes and in spending by these customers on our subscription products and services. Any such reductions in transactions or subscriptions could have a material adverse effect on our business, prospects, financial condition and results of operations.

We have a very limited operating history.

We have a very limited operating history upon which you may evaluate our business and our prospects. We launched our business in February 2001. We will continue to encounter risks and difficulties frequently encountered by companies in an early stage of development in new and rapidly evolving markets. In order to overcome these risks and difficulties, we must, among other things:

•	minimize security concerns;

•	increase and retain the number of financing sources and automotive dealers that are active in our network;

•	build brand recognition of our network products and services among dealership employees;

•	prevent and respond quickly to service interruptions;

•	develop our technology, new products and services;

•	reduce the time involved in integrating new financing sources and other third parties into our network; and

•	continue to attract, hire, motivate and retain qualified personnel.

If we fail to adequately address these risks and difficulties or fail in executing our business strategy, our business, prospects, financial condition and results of operations may be materially adversely affected.

Our budgeted operating costs are based on the anticipated growth of our future revenue, which is based on our ability to retain existing automotive dealer and financing source customers, integrate new automotive dealer and financing source customers and launch the products and services we have under development. We may not, however, be able to forecast growth accurately due to our limited operating history. If we do not grow as anticipated and our expenditures are not reduced accordingly, our operating results could decline significantly, and we may not remain profitable.

Our revenue, operating results and profitability will vary from quarter to quarter, which may result in volatility in our stock price.

Our revenue, operating results and profitability have varied in the past and are likely to continue to vary significantly from quarter to quarter. This may lead to volatility in our stock price. These variations are due to several factors related to the number of transactions we process and to the number of subscriptions to our products and services, including:

•	the volume of new and used automobiles financed or leased by our participating financing source customers;

•	the timing, size and nature of our subscriptions;

•	automobile manufacturers or their captive financing sources offering special incentive programs such as discount pricing or low cost financing;

•	the timing of our acquisitions of businesses, products and services;

•	unpredictable sales cycles;

•	product and price competition regarding our products and services and those of our participating financing sources;

•	changes in our operating expenses;

•	the timing of introduction and market acceptance of new products, services or product enhancements by us or our competitors;

•	foreign currency fluctuations; and

•	personnel changes and fluctuations in economic and financial market conditions.

As a result of these fluctuations, we believe that period-to-period comparisons of our results of operations are not necessarily meaningful. We cannot assure you that future revenue and results of operations will not vary substantially from quarter to quarter. It is also possible that in future quarters, our results of operations will be below the expectations of equity research analysts, investors or our announced guidance. In any of these cases, the price of our stock could be materially adversely affected.

We may be unable to develop and bring products and services in development and new products and services to market in a timely manner.

Our success depends in part upon our ability to bring to market the products and services that we have in development and offer new products and services that meet changing customer needs. The time, expense and effort associated with developing and offering these new products and services may be greater than anticipated. The length of the development cycle varies depending on the nature and complexity of the product, the availability of development, product management and other internal resources, and the role, if any, of strategic partners. If we are unable to develop and bring additional products and services to market in a timely manner, we could lose market share to competitors who are able to offer these additional products and services, which could also materially adversely affect our business, prospects, financial condition and results of operations.

We are subject, directly and indirectly, to extensive and complex federal and state regulation and new regulations and/or changes to existing regulations may adversely affect our business.

The indirect automotive financing and automotive retail industries are subject to extensive and complex federal and state regulation.

We are directly and indirectly subject to various laws and regulations. Federal laws and regulations governing privacy of consumer information generally apply in the context of our business, such as the Gramm-Leach-Bliley Act (“GLB Act”) and regulations implementing its information safeguarding requirements, the Interagency Guidelines Establishing Information Security Standards, the Interagency Guidance on Response Programs for Unauthorized Access to Customer Information and Customer Notice, the Junk Fax Prevention Act of 2005, the Can-Spam Act of 2003, and the Federal Trade Commission’s Privacy Rule, Safeguards Rule and Consumer Report Information Disposal Rule, as well as the Fair Credit Reporting Act (“FCRA”). If we, or a financing source or dealer discloses or uses consumer information provided through our system in violation of these or other laws, or engage in other prohibited conduct, we may be subject to claims or enforcement actions by state or federal regulators. We cannot predict whether such claims or enforcement actions will arise or the extent to which, if at all, we may be held liable. Such claims or enforcement actions could have a material adverse effect on our business prospects, financial condition and results of operations.

A majority of states have passed, or are currently contemplating, consumer protection, privacy, and data security laws or regulations that may relate to our business. The FCRA contains certain provisions that explicitly preempt some state laws to the extent the state laws seek to regulate certain specified areas, including the responsibilities of persons furnishing information to consumer reporting agencies. Unlike the FCRA, however, the GLB Act does not limit the ability of the states to enact privacy legislation that provides greater protections to consumers than those provided by the GLB Act. Some state legislatures or regulatory agencies have imposed, and others may impose, greater restrictions on the disclosure of consumer information than are already contained in the GLB Act and it’s implementing regulations, the Interagency Guidelines or the FTC’s rules. Any such legislation or regulation could adversely impact our ability to provide our customers with the products and services they require and that are necessary to make our products and services attractive to them.

If a federal or state government or agency imposes additional legislative and/or regulatory requirements on us or our customers, or prohibits or limits our activities as currently conducted, we may be required to modify or terminate our products and services in that jurisdiction in a manner which could undermine our attractiveness or availability to dealers and/or financing sources doing business in that jurisdiction.

The use of our electronic contracting product by financing sources is governed by relatively new laws.

In the United States, the enforceability of electronic transactions is primarily governed by the Electronic Signatures in Global and National Commerce Act, a federal law enacted in 2000 that largely preempts inconsistent state law, and the Uniform Electronic Transactions Act, a uniform state law that was finalized by the National Conference of Commissioners on Uniform State Laws in 1999 and has now been adopted by almost every state. Case law has generally upheld the use of electronic signatures in commercial transactions and in consumer transactions where proper notice is provided and consumer consent to conducting business electronically is obtained. UCC 9-105 provides requirements to perfect security interests in electronic chattel paper. These laws impact the degree to which the financing sources in our network use our electronic contracting product. We believe that our electronic contracting product enables the perfection of a security interest in electronic chattel paper by meeting the transfer of “control” requirements of UCC 9-105 and certain of our financial institution clients have received third party legal opinions to that effect. However, this issue has not been challenged in any legal proceeding. If a court were to find that our electronic contracting product is not sufficient to perfect a security interest in electronic chattel paper, or if existing laws were to change, our business, prospects, financial condition and results of operations could be materially adversely affected. Federal and state regulatory requirements imposed on our financing source customers, such as the SEC’s Regulation AB relating to servicers of asset backed securities, may also result in our incurring additional expenses to facilitate financing source compliance regarding the use of our electronic contracting product.

New legislation or changes in existing legislation may adversely affect our business.

Our ability to conduct, and our cost of conducting, business may be adversely affected by a number of legislative and regulatory proposals concerning aspects of the Internet, which are currently under consideration by federal, state, local and foreign governments and various courts. These proposals include, but are not limited to, the following matters: on-line content, user privacy, taxation, access charges, and so-called “net-neutrality” liability of third-party activities and jurisdiction. Moreover, we do not know how existing laws relating to these issues will be applied to the Internet. The adoption of new laws or the application of existing laws could decrease the growth in the use of the Internet, which could in turn decrease the demand for our products and services, increase our cost of doing business or otherwise have a material adverse effect on our business, prospects, financial condition and results of operations. Furthermore, government restrictions on Internet content or anti-“net neutrality” legislation could slow the growth of Internet use and decrease acceptance of the Internet as a communications and commercial medium and thereby have a material adverse effect on our business, prospects, financial condition and results of operations.

We utilize certain key technologies from, and integrate our network with, third parties and may be unable to replace those technologies if they become obsolete, unavailable or incompatible with our products or services.

Our proprietary software is designed to work in conjunction with certain software from third-party vendors, including Microsoft, Oracle and eOriginal. Any significant interruption in the supply of such third-party software could have a material adverse effect on our ability to offer our products unless and until we can replace the functionality provided by these products and services. In addition, we are dependent upon these third parties’ ability to enhance their current products, develop new products on a timely and cost-effective basis and respond to emerging industry standards and other technological changes. There can be no assurance that we would be able to replace the functionality provided by the third-party software currently incorporated into our products or services in the event that such software becomes obsolete or incompatible with future versions of our products or services or is otherwise not adequately maintained or updated. Any delay in or inability to replace any such functionality could have a material adverse effect on our business, prospects, financial condition and results of operations. Furthermore, delays in the release of new and upgraded versions of third-party software products could have a material adverse effect on our business, prospects, financial condition and results of operations.

We may be unable to adequately protect, and we may incur significant costs in defending, our intellectual property and other proprietary rights.

Our success depends, in large part, on our ability to protect our intellectual property and other proprietary rights. We rely upon a combination of trademark, trade secret, copyright, patent and unfair competition laws, as well as license agreements and other contractual provisions, to protect our intellectual property and other proprietary rights. In addition, we attempt to protect our intellectual property and proprietary information by requiring certain of our employees and consultants to enter into confidentiality, non-competition and assignment of inventions agreements. To the extent that our intellectual property and other proprietary rights are not adequately protected, third parties might gain access to our proprietary information, develop and market products and services similar to ours, or use trademarks similar to ours. Existing U.S. federal and state intellectual property laws offer only limited protection. Moreover, the laws of Canada, and any other foreign countries in which we may market our products and services in the future, may afford little or no effective protection of our intellectual property. If we resort to legal proceedings to enforce our intellectual property rights or to determine the validity and scope of the intellectual property or other proprietary rights of others, the proceedings could be burdensome and expensive, and we may not prevail. We are currently asserting our patent rights against RouteOne and Finance Express in a proceeding that challenges their systems and methods for credit application processing and routing. There can be no assurances that we will prevail in this proceeding or that this proceeding will not result in certain of our patent rights being deemed invalid. The failure to adequately protect our intellectual property and other proprietary rights could have a material adverse effect on our business, prospects, financial condition and results of operations.

We own the Internet domain names “dealertrack.com,” “alg.com,” “chrome.com,” “dealeraccess.com,” “arkona.com” and certain other domain names. The regulation of domain names in the United States and foreign countries may change. Regulatory bodies could establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names, any or all of which may dilute the strength of our domain names. We may not acquire or maintain our domain names in all of the countries in which our websites may be accessed or for any or all of the top-level domain names that may be introduced. The relationship between regulations governing domain names and laws protecting intellectual property rights is unclear. Therefore, we may not be able to prevent third parties from acquiring domain names that infringe or otherwise decrease the value of our trademarks and other intellectual property rights.

A license agreement we have with a financing source customer restricts our ability to utilize the technology licensed under this agreement beyond the automotive finance industry.

An affiliate of JPMorgan claims certain proprietary rights with respect to certain technology developed as of February 1, 2001. We have an exclusive, perpetual, irrevocable, royalty-free license throughout the world to use this technology in connection with the sale, leasing and financing of automobiles only, and the right to market, distribute and sub-license this technology solely to automotive dealerships, consumers and financing sources in connection with the sale, leasing and financing of automobiles only. The license agreement defines “automobile” as a passenger vehicle or light truck, snowmobiles, recreational vehicles, motorcycles, boats and other watercraft and commercial vehicles and excludes manufactured homes. We may be limited in our ability to utilize the licensed technology beyond the automotive finance industry.

Claims that we or our technologies infringe upon the intellectual property or other proprietary rights of a third party may require us to incur significant costs, enter into royalty or licensing agreements or develop or license substitute technology.

We may in the future be subject to claims that our technologies in our products and services infringe upon the intellectual property or other proprietary rights of a third party. In addition, the vendors providing us with technology that we use in our own technology could become subject to similar infringement claims. Although we believe that our products and services do not infringe any intellectual property or other proprietary rights, we cannot assure you that our products and services do not, or that they will not in the future, infringe intellectual property or other proprietary rights held by others. Any claims of infringement could cause us to incur substantial costs defending against the claim, even if the claim is without merit, and could distract our management from our business. Moreover, any settlement or adverse judgment resulting from the claim could require us to pay substantial amounts, or obtain a license to continue to use the products and services that is the subject of the claim, and/or otherwise restrict or prohibit our use of the technology. There can be no assurance that we would be able to obtain a license on commercially reasonable terms from the third party asserting any particular claim, if at all, that we would be able to successfully develop alternative technology on a timely basis, if at all, or that we would be able to obtain a license from another provider of suitable alternative technology to permit us to continue offering, and our customers to continue using, the products and services. In addition, we generally provide in our customer agreements for certain products and services that we will indemnify our customers against third-party infringement claims relating to technology we provide to those customers, which could obligate us to pay damages if the products and services were found to be infringing. Infringement claims asserted against us, our vendors or our customers may have a material adverse effect on our business, prospects, financial condition and results of operations.

We could be sued for contract or product liability claims, and such lawsuits may disrupt our business, divert management’s attention or have an adverse effect on our financial results.

We provide guarantees to subscribers of certain of our products and services that the data they receive through these products and services will be accurate. Additionally, general errors, defects or other performance problems in our products and services could result in financial or other damages to our customers. There can be no assurance that any limitations of liability set forth in our contracts would be enforceable or would otherwise protect us from liability for damages. We maintain general liability insurance coverage, including coverage for errors and omissions in excess of the applicable deductible amount. There can be no assurance that this coverage will continue to be available on acceptable terms or in sufficient amounts to cover one or more large claims, or that the insurer will not deny coverage for any future claim. The successful assertion of one or more large claims against us that exceeds available insurance coverage, or the occurrence of changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could have a material adverse effect on our business, prospects, financial condition and results of operations. Furthermore, litigation, regardless of its outcome, could result in substantial cost to us and divert management’s attention from our operations. Any contract liability claim or litigation against us could, therefore, have a material adverse effect on our business, prospects, financial condition and results of operations. In addition, some of our products and services are business-critical for our dealer and financing source customers and a failure or inability to meet a customer’s expectations could seriously damage our reputation and affect our ability to retain existing business or attract new business.

We have made strategic acquisitions in the past and intend to do so in the future. If we are unable to find suitable acquisitions or partners or to achieve expected benefits from such acquisitions or partnerships, there could be a material adverse effect on our business, prospects, financial condition and results of operations.

Since 2001, we have acquired numerous businesses, including, most recently, our acquisitions of Curomax in February 2007, Arkona in June 2007 and AutoStyleMart in August 2007. As part of our ongoing business strategy to expand product offerings and acquire new technology, we frequently engage in discussions with third parties regarding, and enter into agreements relating to, possible acquisitions, strategic alliances and joint ventures. There may be significant competition for acquisition targets in our industry, or we may not be able to identify suitable acquisition candidates or negotiate attractive terms for acquisitions. If we are unable to identify future acquisition opportunities, reach agreement with such third parties or obtain the financing necessary to make such acquisitions, we could lose market share to competitors who are able to make such acquisitions, which could have a material adverse effect on our business, prospects, financial condition and results of operations.

Even if we are able to complete acquisitions or enter into alliances and joint ventures that we believe will be successful, such transactions are inherently risky. Significant risks to these transactions include the following:

•	integration and restructuring costs, both one-time and ongoing;

•	maintaining sufficient controls, policies and procedures;

•	diversion of management’s attention from ongoing business operations;

•	establishing new informational, operational and financial systems to meet the needs of our business;

•	losing key employees, customers and vendors;

•	failing to achieve anticipated synergies, including with respect to complementary products or services; and

•	unanticipated and unknown liabilities.

If we are not successful in completing acquisitions in the future, we may be required to reevaluate our acquisition strategy. We also may incur substantial expenses and devote significant management time and resources in seeking to complete acquisitions. In addition, we could use substantial portions of our available cash to pay all or a portion of the purchase prices of future acquisitions.

Any acquisitions that we complete may dilute your ownership interest in us, may have adverse effects on our business, prospects, financial condition and results of operations and may cause unanticipated liabilities.

Future acquisitions may involve the issuance of our equity securities as payment, in part or in full, for the businesses or assets acquired. Any future issuances of equity securities would dilute our existing stockholders’ ownership interests. Future acquisitions may also decrease our earnings or earnings per share and the benefits derived by us from an acquisition might not outweigh or might not exceed the dilutive effect of the acquisition. We also may incur additional indebtedness or suffer adverse tax and accounting consequences in connection with any future acquisitions.

We may not successfully integrate recent or future acquisitions.

The integration of acquisitions involves a number of risks and presents financial, managerial and operational challenges. We may have difficulty, and may incur unanticipated expenses related to, integrating management and personnel from these acquired entities with our management and personnel. Failure to successfully integrate recent acquisitions or future acquisitions could have a material adverse effect on our business, prospects, financial condition and results of operations.

Restrictive covenants in our credit facilities may restrict our ability to pursue our business strategies.

Our credit facilities contain restrictive covenants that limit our ability and our existing or future subsidiaries’ abilities, among other things, to:

•	access our, or our existing or future subsidiaries’, cash flow and value and, therefore, to pay interest and/or principal on our other indebtedness or to pay dividends on our common stock;

•	incur additional indebtedness;

•	issue preferred stock;

•	pay dividends or make distributions in respect of our, or our existing or future subsidiaries’, capital stock or to make certain other restricted payments or investments;

•	sell assets, including our capital stock;

•	agree to payment restrictions;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our or the applicable subsidiary’s assets;

•	enter into transactions with our or the applicable subsidiary’s affiliates;

•	incur liens; and

•	designate any of our, or the applicable subsidiary’s, future subsidiaries as unrestricted subsidiaries.

The agreement governing our credit facility also requires us and our subsidiaries to achieve specified financial and operating results and maintain compliance with specified financial ratios on a consolidated basis. Our and our subsidiaries’ ability to comply with these ratios may be affected by events beyond our control.

If we breach the restrictive covenants or do not comply with these ratios, the lenders may have the right to terminate any commitments they have to provide further borrowings. This right, as well as the restrictive covenants, could limit our ability to plan for or react to market conditions or meet capital needs or otherwise restrict our activities or business plans and adversely affect our ability to finance our operations, strategic acquisitions, investments or alliances or other capital needs or to engage in other business activities that would be in our interest.

We are dependent on our key management, direct sales force and technical personnel for continued success.

Our company has grown significantly in size and scope in recent years, and our management remains concentrated in a small number of key employees. Our future success depends to a meaningful extent on our executive officers and key employees, including members of our direct sales force and technology staff, such as our software developers and other senior technical personnel. We rely primarily on our direct sales force to sell subscription products and services to automotive dealers. We may need to hire additional sales, customer service, integration and training personnel in the near-term and beyond if we are to achieve revenue growth in the future. The loss of the services of any of these individuals or group of individuals could have a material adverse effect on our business, prospects, financial condition and results of operations.

Competition for qualified personnel in the technology industry is intense and we compete for these personnel with other technology companies that have greater financial and other resources than we do. Our future success will depend in large part on our ability to attract, retain and motivate highly qualified personnel, and there can be no assurance that we will be able to do so. Any difficulty in hiring or retaining needed personnel, or increased costs related thereto could have a material adverse effect on our business, prospects, financial condition and results of operations.

If we fail to effectively manage our growth, our financial results could be adversely affected.

We have expanded our operations rapidly in recent years. For example, net revenue increased from $11.7 million for the year ended December 31, 2002 to $38.7 million, $70.0 million, $120.2 million and $173.3 million for the years ended December 31, 2003, 2004, 2005 and 2006, respectively. Our growth may place a strain on our management team, information systems and other resources. Our ability to successfully offer products and services and implement our business plan requires oversight from our senior management, as well as adequate information systems and other resources. We will need to continue to improve our financial and managerial controls, reporting systems and procedures as we continue to grow and expand our business. As we grow, we must also continue to hire, train, supervise and manage new employees. We may not be able to hire, train, supervise and manage sufficient personnel or develop management and operating systems to manage our expansion effectively. If we are unable to manage our growth, our business, prospects, financial condition and results of operations could be adversely affected.

We may need additional capital in the future, which may not be available to us, and if we raise additional capital, it may dilute our stockholders’ ownership in us.

We may need to raise additional funds through public or private debt or equity financings in order to meet various objectives, such as:

•	acquiring businesses, technologies, products and services;

•	taking advantage of growth opportunities, including more rapid expansion;

•	making capital improvements to increase our capacity;

•	developing new services or products; and

•	responding to competitive pressures.

Any debt incurred by us could impair our ability to obtain additional financing for working capital, capital expenditures or further acquisitions. Covenants governing any debt we incur would likely restrict our ability to take specific actions, including our ability to pay dividends or distributions on, or redeem or repurchase our capital stock, enter into transactions with affiliates, merge, consolidate or sell our assets or make capital expenditure investments. In addition, the use of a substantial portion of the cash generated by our operations to cover debt service obligations and any security interests we grant on our assets could limit our financial and business flexibility.

Any additional capital raised through the sale of equity, including this offering, or convertible debt securities may dilute our stockholders’ respective ownership percentages in us. Furthermore, any additional debt or equity financing we may need may not be available on terms favorable to us, or at all. If future financing is not available or is not available on acceptable terms, we may not be able to raise additional capital, which could significantly limit our ability to implement our business plan. In addition, we may issue securities, including debt securities that may have rights, preferences and privileges senior to our common stock.

Our future success depends substantially on continued growth in the use of the Internet by automotive dealers and the indirect automotive finance industry.

The Internet is a relatively new commercial marketplace for automotive dealers, particularly for their finance and insurance department managers, and their Internet usage may not continue to grow. The market for web-based automotive finance is rapidly evolving and the ultimate demand for and market acceptance of web-based automotive finance remains uncertain. Market acceptance of Internet automotive financing depends on financing sources’ and dealers’ willingness to use the Internet for general commercial and financial services transactions. Other critical issues concerning the commercial use of the Internet, including reliability, security, cost, ease of use and access and quality of service, may also impact the growth of Internet use by financing sources and dealers. Consequently, web-based automotive financing may not become as widely accepted as traditional methods of financing and electronic contracting may not become as widely accepted as paper contracting. In either case our business, prospects, financial condition and results of operations could be materially adversely affected. If Internet use by automotive dealers and financing sources does not continue to grow, dealers may revert to traditional methods of communication with financing sources, such as the fax machine, and thus, our business, prospects, financial condition and results of operations could be materially adversely affected.

Additionally, to the extent the Internet’s technical infrastructure or security concerns adversely affect its growth, our business, prospects, financial condition and results of operations could be materially adversely affected. The Internet could also lose its commercial viability due to delays in the development or adoption of new standards and protocols required to handle increased levels of activity or due to increased governmental regulation. Changes in or insufficient availability of telecommunication services could produce slower response times and adversely affect Internet use.

Insiders may have influence over us and could limit our other stockholders’ ability to influence the outcomes of key transactions, including a change of control.

Our stockholders that own more than 5% of our equity securities, directors and executive officers, and entities affiliated with them, beneficially owned approximately 16.8% of the outstanding shares of our equity securities as of August 31, 2007, which will be reduced to approximately 11.2% upon the completion of this offering. Accordingly, these principal stockholders, directors and executive officers, and entities affiliated with them, if acting together, may be able to influence or control matters requiring approval by our stockholders, including the election of directors and the approval of mergers, acquisitions or other extraordinary transactions. They may also have interests that differ from our other stockholders’ interests and may vote in a way adverse to the interests of our other stockholders. The concentration of ownership may have the effect of delaying, preventing or deterring a change of control of our company, could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of our company and might ultimately affect the market price of our common stock.

Our financing source customers may elect to use competing third party services, either in addition to or instead of our network.

Our financing source customers continue to receive credit applications and purchase retail installment sales and lease contracts directly from their dealer customers through traditional indirect financing methods, including via facsimile and other electronic means of communication, in addition to using our network. Many of our financing source customers are involved in other ventures as participants and/or as equity holders, and such ventures or newly created ventures may compete with us and our network now and in the future. Continued use of alternative methods to ours by these financing source customers may have a material adverse effect on our business, prospects, financial condition and results of operations.

The requirements of being a public company may strain our resources and distract management.

As a newly public company, we incur significant legal, accounting, corporate governance and other expenses that we did not incur as a private company. We are subject to the requirements of the Exchange Act, the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), the NASDAQ Stock Market and other rules and regulations. These rules and regulations may place a strain on our systems and resources. The Exchange Act requires, among other things, that we file annual reports such as this Annual Report on Form 10-K, quarterly and current reports with respect to our business and financial condition. Sarbanes-Oxley requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, significant resources and management oversight are required. As a result, management’s attention may be diverted from other business concerns, which could have a material adverse effect on our business, prospects, financial condition and results of operations. In addition, we may need to hire additional accounting staff with appropriate public company experience and technical accounting knowledge and we cannot assure you that we will be able to do so in a timely fashion.

These rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

Some provisions in our certificate of incorporation and by-laws may deter third parties from acquiring us.

Our fifth amended and restated certificate of incorporation and our amended and restated by-laws contain provisions that may make the acquisition of our company more difficult without the approval of our board of directors, including, but not limited to, the following:

•	our board of directors is classified into three classes, each of which serves for a staggered three-year term;

•	only our board of directors may call special meetings of our stockholders;

•	we have authorized undesignated preferred stock, the terms of which may be established and shares of which may be issued without stockholder approval;

•	our stockholders have only limited rights to amend our by-laws; and

•	we require advance notice for stockholder proposals.

These anti-takeover defenses could discourage, delay or prevent a transaction involving a change in control of our company. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and cause us to take other corporate actions you desire. In addition, because our board of directors is responsible for appointing the members of our management team, these provisions could in turn affect any attempt by our stockholders to replace current members of our management team.

In addition, we are subject to Section 203 of the Delaware General Corporation Law which, subject to certain exceptions, prohibits “business combinations” between a publicly-held Delaware corporation and an “interested stockholder,” which is generally defined as a stockholder who becomes a beneficial owner of 15% or more of a Delaware corporation’s voting stock, for a three-year period following the date that such stockholder became an interested stockholder. Section 203 could have the effect of delaying, deferring or preventing a change in control of our company that our stockholders might consider to be in their best interests.

If securities or industry analysts do not publish research or reports about our business, or if they change their recommendations regarding our stock adversely, our stock price and trading volume could decline.

The trading market for our common stock may be influenced by the research reports and opinions that securities or industry analysts publish about our business. Investors have numerous investment opportunities and may limit their investments to publicly traded companies that receive thorough research coverage. If one or more analysts cease to cover us or fail to publish reports in a regular manner, we could lose visibility in the financial markets, which could cause a significant and prolonged decline in our stock price due to lack of investor awareness. In the event that one or more of the analysts downgrade our stock or comment negatively about our prospects or the prospects of other companies operating in our industry, our stock price could decline significantly.

The price of our common stock may be volatile.

The trading price of our common stock may fluctuate substantially. Factors that could cause fluctuations in the trading price of our common stock include, but are not limited to:

•	price and volume fluctuations in the overall stock market from time to time;

•	actual or anticipated changes in our earnings or fluctuations in our operating results or in the expectations of equity research analysts;

•	trends in the automotive and automotive finance industries;

•	catastrophic events;

•	loss of one or more significant customers or strategic alliances;

•	significant acquisitions, strategic alliances, joint ventures or capital commitments by us or our competitors;

•	legal or regulatory matters, including legal decisions affecting the indirect automotive finance industry or involving the enforceability or order of priority of security interests of electronic chattel paper affecting our electronic contracting product; and

•	additions or departures of key employees.

In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. Due to the potential volatility of our stock price, we may therefore be the target of securities litigation in the future. Securities litigation could result in substantial costs and divert management’s attention and resources from our business.

We have broad discretion as to the use of the net proceeds that we receive from this offering.

The net proceeds that we receive from this offering will be used for general corporate purposes. However, we have not determined the specific allocation of the proceeds among the various uses described in this prospectus. Our management will have broad discretion over the use and investment of the proceeds, and, accordingly, investors in this offering will need to rely upon the judgment of our management’s specific intentions. For more information, see “Use of Proceeds.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in the prospectus constitute “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995 and releases issued by the SEC and within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The words “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions which are predictions of or indicate future events and trends and which do not relate to historical matters identify forward-looking statements. Particularly, our expectations regarding future operational liquidity, contractual obligations and other commercial commitments and capital requirements are forward-looking statements. Reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause our actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those risks discussed in the section entitled “Risk Factors” beginning on page 2 of this prospectus. In evaluating forward-looking statements, you should consider these risks, together with the other risks described from time to time in our reports and documents filed with the SEC.

REGISTRATION RIGHTS OF THE SELLING STOCKHOLDER

The following is a summary of material terms and provisions of our fourth amended and restated registration rights agreement, dated March 19, 2003, which we entered into with the selling stockholder and other stockholders. It may not contain all the information that is important to you. You can access complete information by referring to the fourth amended and restated registration rights agreement attached as an exhibit to our Registration Statement on Form S-1 filed with the Securities and Exchange Commission, or SEC, on July 28, 2005.

Under the amended and restated registration rights agreement, we are obligated to file a registration statement covering the sale by the selling stockholder of the common stock received by it upon the conversion of shares of our preferred stock at the time of our initial public offering. Under the fourth amended and restated registration rights agreement, we must use our best efforts to cause the registration statement to be declared effective by the SEC and, subject to certain contingencies, to keep the registration statement continuously effective until the earlier of:

•	two years from the date of effectiveness; or

•	the date on which the selling stockholder has disposed of all of the shares covered by this registration statement.

Pursuant to the fourth amended and restated registration rights agreement, the selling stockholder and other stockholders may require us to file additional registration statements in the future.

In addition, subject to the limitations contained in the amended and restated registration rights agreement, we also agreed to indemnify the selling stockholder against all losses, claims, damages or liabilities arising under the securities laws in connection with the registration statement or this prospectus or that arise out of or are based upon a violation by DealerTrack of the fourth amended and restated registration rights agreement. In addition, subject to the limitations contained in the amended and restated registration rights agreement, the selling stockholder agreed to indemnify us and our directors, officers and any person who controls our company, against all losses, claims, damages or liabilities arising under the securities laws that arise out of or are based upon any violation by the selling stockholder of the amended and restated registration rights agreement, to the extent that such violation occurs in reliance upon and in conformity with written information furnished to us by the selling stockholder for use in the registration statement or this prospectus or any amendment to the registration statement or any prospectus supplements.

USE OF PROCEEDS

In this offering, we estimate that the net proceeds to us from the sale of shares of our common stock will be approximately $94.0 million, assuming a public offering price of $49.06 per share (the last reported sale price of our common stock on The NASDAQ Global Market on October 15, 2007) and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The net proceeds will be used for general corporate purposes. We will have broad discretion as to the use of these proceeds and may apply them to product development efforts, acquisitions or strategic alliances. We have no definitive agreements with respect to future acquisitions or future strategic alliances and have no commitments with respect to these net proceeds.

Pending use of the net proceeds as described above, we intend to invest the net proceeds of this offering in short-term, marketable securities.

We will not receive any of the proceeds from the sale of the shares by the selling stockholder.

SELLING STOCKHOLDER

The following table sets forth the number of shares of common stock beneficially owned by the selling stockholder as of October 16, 2007, the number of shares of common stock covered by this prospectus and the percentage of total shares of common stock that the selling stockholder will beneficially own upon completion of this offering.

Except as set forth in the footnotes following the table, the amounts and information set forth below are based upon information provided to us by representatives of the selling stockholder, or on our records, as of October 16, 2007. It is possible, however, that the selling stockholder has since October 16, 2007, or may in the future, acquire or dispose of shares of common stock. To our knowledge, the selling stockholder has not had within the past three years any material relationship with us except as set forth under the caption “Transactions with the Selling Stockholder” and in the footnotes to the following table.

				Percentage
	Common Stock			of Common
	Beneficially		Common	Stock
	Owned Prior to	Common Stock	Stock to be	Owned After
	this Offering	Offered	Owned After	Offering
Name	(1)(2)	Hereby	Offering	(3)

Credit Management Solutions, Inc.	5,428,824	2,000,000	3,428,824	8.1%

(1)	The information as to the number of shares beneficially owned by the selling stockholder is only current as of October 16, 2007. This information remains, to the best of our knowledge, accurate. However, we have not undertaken inquires to update this information.

(2)	Consists of 5,428,824 shares of common stock held by Credit Management Solutions, Inc., or CMSI, a direct, wholly-owned subsidiary of First Advantage Corporation, a publicly traded company. Mr. Howard L. Tischler, who has been one of our directors since March 2003, is Group President of First Advantage Dealer Services, an affiliate of CMSI. See “Transactions with the Selling Stockholder” on page 19 of this prospectus.

(3)	Based on 40,079,930 outstanding shares of our common stock as of August 31, 2007 and assuming the sale by us of 2,000,000 shares of our common stock in this offering.

TRANSACTIONS WITH THE SELLING STOCKHOLDER

Set forth in this section is information concerning transactions with the selling stockholder.

  Credit Management Solutions, Inc.

Current Equity Ownership.  As of October 16, 2007, CMSI owns an aggregate of 5,428,824 shares, or 13.5%, of our common stock and is our largest stockholder.

Joint Marketing Agreement.  We are a party with First Advantage CREDCO, or CREDCO, formerly know as First American CREDCO, an affiliate of CMSI, to a Joint Marketing Agreement, dated as of March 19, 2003, and amended as of December 1, 2004, under which automotive dealers may use our web-based network to, among other things, electronically access a CREDCO credit report on a prospective customer. We earn revenue from CREDCO on a per transaction basis, each time a report is accessed. The total revenue and accounts receivable from CREDCO as of and for the six months ended June 30, 2007 was $0.7 million (0.6% of our total revenue) and $0.2 million, respectively.

Under the Joint Marketing Agreement, we have agreed not to compete with CREDCO in certain circumstances in the marketing of consumer credit reports to our automobile dealer customers.

CreditReportPlus Agreement.  We are party to an agreement with CreditReportPlus, LLC, an affiliate of CMSI, under which our dealer customers will be provided Credit Report Plus as our preferred provider of certain functionality related to credit reports. As of and for the six months ended June 30, 2007, total revenue and accounts receivable from CreditReportPlus was $0.5 million (0.4% of our total revenue) and $0.2 million, respectively.

CMSI Agreements.  We are party to agreements with CMSI under which CMSI provides us with certain integration, customer support and hosting services. Additionally, we use CMSI’s software product eValuate as a verification tool with respect to data services and contract data. The total amount of expense for the six months ended June 30, 2007 was approximately $16,000.

Non-Competition Agreement.  As part of our acquisition of Credit Online, Inc. from CMSI, we entered into a non-competition agreement with CMSI and The First American Corporation, the former parent company of CMSI, under which we have agreed not to compete in the single financing source credit origination and/or credit decisioning system business and CMSI has agreed not to compete in the multi-financing source credit application processing business and other related businesses defined in the agreement.

Bar None Agreement.  In February 2006, we entered into an agreement with Bar None, Inc., an affiliate of CMSI, under which we provide integration with respect to leads for automotive dealers generated through Bar None. For the six months ended June 30, 2007, $0.08 million (0.08% of our total revenue) was earned from this agreement.

Director.  Howard L. Tischler, Group President of First Advantage Dealer Services, an affiliate of CMSI, and from 2001 until October 2005, President and Chief Executive Officer of CMSI, has been our director since March 2003 pursuant to our stockholders’ agreement, which terminated upon our initial public offering. CMSI no longer has the right to appoint a director to our board of directors. Mr. Tischler received 3,500 shares of restricted common stock from us on July 11, 2007, pursuant to our 2005 Incentive Award Plan, as amended.

UNDERWRITING

Lehman Brothers Inc. is acting as the representative of the underwriters and the sole book-running manager of this offering. Under the terms of an underwriting agreement, which we will file as an exhibit to a current report on Form 8-K and incorporate by reference in this registration statement, each of the underwriters named below has severally agreed to purchase from us and the selling stockholder the respective number of shares of our common stock shown opposite its name below:

Underwriters	Number of Shares

Lehman Brothers Inc.
William Blair & Company, L.L.C.
Deutsche Bank Securities Inc.
Cowen and Company, LLC
Wachovia Capital Markets, LLC
JMP Securities LLC
Thomas Weisel Partners LLC
Barrington Research Associates, Inc.

Total	4,000,000

The underwriting agreement provides that the underwriters’ obligation to purchase shares of our common stock depends on the satisfaction of the conditions contained in the underwriting agreement, including:

•	the obligation to purchase all of the shares of our common stock offered hereby (other than those shares of our common stock covered by their option to purchase additional shares as described below), if any of the shares are purchased;

•	the representations and warranties made by us and the selling stockholder to the underwriters are true;

•	there is no material change in our business or in the financial markets; and

•	we deliver customary closing documents to the underwriters.

Commissions and Expenses

The following table summarizes the underwriting discounts and commissions we and the selling stockholder will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares. The underwriting fee is the difference between the initial price to the public and the amount the underwriters pay to us and the selling stockholder for the shares.

	Per Share		Total
	No Exercise	Full Exercise	No Exercise	Full Exercise

Us	$	$	$	$
Selling stockholder	$	$	$	$

The representative of the underwriters has advised us that the underwriters propose to offer the shares of common stock directly to the public at the public offering price on the cover of this prospectus and to selected dealers, which may include the underwriters, at such offering price less a selling concession not in excess of $      per share. After the offering, the representative may change the offering price and other selling terms.

The expenses of the offering that are payable by us and the selling stockholder are estimated to be approximately $0.2 million (excluding underwriting discounts and commissions). We have agreed to pay expenses incurred by the selling stockholder in connection with the offering, other than the underwriting discounts and commissions and the fees and expenses of counsel for the selling stockholder.

Option to Purchase Additional Shares

We and the selling stockholder have granted the underwriters an option exercisable for 30 days after the date of this prospectus, to purchase, from time to time, in whole or in part, up to 300,000 shares from each of us at the public offering price less underwriting discounts and commissions. This option may be exercised if the underwriters sell more than 4,000,000 shares in connection with this offering. To the extent that this option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase its pro rata portion of these additional shares based on the underwriter’s percentage underwriting commitment in the offering as indicated in the table at the beginning of this Underwriting section.

Lock-Up Agreements

We, our executive officers and directors, and the selling stockholder have agreed not to, without the prior written consent of Lehman Brothers Inc.: (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the shares of our common stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of shares of our common stock or such other securities, in cash or otherwise. In addition, we have also agreed not to, without the prior written consent of Lehman Brothers Inc.: (i) file or cause to be filed a registration statement, including any amendments, with respect to the registration of any shares of our common stock or securities convertible, exercisable or exchangeable into our common stock or any other securities of us or (ii) publicly disclose the intention to do any of the foregoing. In addition, our executive officers, our directors and the selling stockholder have agreed not to make any demand for or exercise any right with respect to, the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for shares of our common stock, during the period ending 90 days after the date of this prospectus. With respect to DealerTrack, the restrictions described above do not apply to: (a) the sale of the shares of our common stock to the underwriters in this offering, (b) shares of our common stock issued upon the exercise of options granted under employee stock option plans existing as of the date of this prospectus, (c) grants of employee stock options or restricted common stock in accordance with the terms of a plan in effect on the date of this prospectus, (d) the filing of a registration statement with the Securities and Exchange Commission on Form S-8 relating to the offering of securities in accordance with the terms of a plan in effect on the date of this prospectus, or (e) shares of our common stock (or options, warrants or convertible securities relating to shares of our common stock) issued in connection with a bona fide merger or acquisition transaction, provided that the shares of our common stock (or options, warrants or convertible securities relating to the shares of our common stock) so issued are subject to the restrictions described above for the remainder of the 90-day restricted period and possible extension of such period described below.

With respect to our selling stockholder, the restrictions described above do not apply to: (a) the sale of the shares of our common stock to the underwriters in this offering, (b) transactions relating to shares of our common stock acquired in open market transactions after the consummation of this offering, (c) transfers of shares of our common stock as a bona fide gift, provided that (x) the shares of our common stock so transferred are subject to the restrictions described above for the remainder of the 90-day restricted period and possible extension of such period as described below and (y) no party shall be required to, nor shall it voluntarily, file a report under Section 16(a) of the Securities Exchange Act in connection with the transfer (other than a filing on Form 5 made after the expiration of the 90-day restricted period), (d) dispositions to a trust, provided that (x) the shares of our common stock so transferred are subject to restrictions described above for the remainder of the 90-day restricted period and possible extension of such period described below and (y) no party shall be required to, nor shall it voluntarily, file a report under Section 16(a) of the Securities Exchange Act in connection with the disposition (other than a filing on Form 5 made after the expiration of the 90-day restricted period), (e) pledges to a financial institution as collateral and foreclosures of those pledges, provided that the shares of our common stock so pledged are subject to the restrictions described above for the remainder of the 90-day restricted period and possible extension of such period described below or (f) transfers by the selling stockholder to its affiliates, provided that the shares of our common stock so transferred are subject to restrictions described above for the remainder of the 90-day restricted period and possible extension of such period described below.

With respect to our executive officers and directors who are subject to lock-up restrictions, the restrictions described above do not apply to: (a) transactions relating to our common stock acquired in open market transactions after the completion of this offering, (b) transfers of shares of our common stock as a bona fide gift, provided that (x) the shares of our common stock so transferred are subject to the restrictions described above for the remainder of the 90-day restricted period and possible extension of such period described below and (y) no party shall be required to, nor shall it voluntarily, file a report under Section 16(a) of the Securities Exchange Act in connection with the transfer (other than a filing on Form 5 made after the expiration of the 90-day restricted period), (c) dispositions to a trust, provided that (x) the shares of our common stock so transferred are subject to restrictions described above for the remainder of the 90-day restricted period and possible extension of such period described below and (y) no party shall be required to, nor shall it voluntarily, file a report under Section 16(a) of the Securities Exchange Act in connection with the disposition (other than a filing on Form 5 made after the expiration of the 90-day restricted period), (d) pledges to a financial institution as collateral and foreclosures of those pledges, provided that the shares of common stock so pledged are subject to the restrictions described above for the remainder of the 90-day restricted period and possible extension of such period described below, (e) transfers to an affiliate, provided that the shares of our common stock so transferred are subject to restrictions described above for the remainder of the 90-day restricted period and possible extension of such period described below, (f) dispositions or sales of shares of our common stock under a 10b5-1 Plan adopted prior to October 1, 2007; (g) the adoption of a 10b5-1 Plan, provided that (A) no dispositions or sales are made pursuant to such 10b5-1 Plan during the 90-day restricted period and (B) no party, including the executive officer or director, shall be required to, nor shall it voluntarily, file a report under Section 16(a) of the Exchange Act in connection with the adoption of such 10b5-1 Plan or (h) the withholding of shares of common stock by DealerTrack in satisfaction of applicable withholding taxes upon the vesting of restricted common stock.

The 90-day restricted period described in the preceding paragraph above will be extended if:

•	during the last 17 days of the 90-day restricted period we issue an earnings release or announce material news or a material event relating to us occurs; or

•	prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day period;

in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or material event unless such extension is waived in writing by Lehman Brothers Inc.

Lehman Brothers Inc., in its sole discretion, may release the shares of our common stock and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice. When determining whether or not to release common stock and other securities from lock-up agreements, Lehman Brothers Inc. will consider, among other factors, the holder’s reasons for requesting the release, the number of shares of our common stock and other securities for which the release is being requested and market conditions at the time.

Indemnification

We and the selling stockholder have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for these liabilities.

Stabilization, Short Positions and Penalty Bids

The representative may engage in stabilizing transactions, short sales and purchases to cover positions created by short sales, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock, in accordance with Regulation M under the Securities Exchange Act of 1934:

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum;

•	A short position involves a sale by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase in the offering, which creates the syndicate short position. This short position may be either a covered short position or a naked short position. In a covered short position, the number of shares involved in the sales made by the underwriters in excess of the number of shares they are obligated to purchase is not greater than the number of shares that they may purchase by exercising their option to purchase additional shares. In a naked short position, the number of shares involved is greater than the number of shares in their option to purchase additional shares. The underwriters may close out any short position by either exercising their option to purchase additional shares and/or purchasing shares in the open market. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through their option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering;

•	Syndicate covering transactions involve purchases of our common stock in the open market after the distribution has been completed in order to cover syndicate short positions; or

•	Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of the common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The NASDAQ Global Market or otherwise and, if commenced, may be discontinued at any time.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representative will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Passive Market Making

In connection with the offering, underwriters and selling group members may engage in passive market making transactions in the common stock on The NASDAQ Global Market in accordance with Rule 103 of Regulation M under the Securities Exchange Act of 1934 during the period before the commencement of offers or sales of our common stock and extending through the completion of distribution. A passive market maker must display its bids at a price not in excess of the highest independent bid of the security. However, if all independent bids are lowered below the passive market maker’s bid that bid must be lowered when specified purchase limits are exceeded.

Electronic Distribution

A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representative on the same basis as other allocations.

Other than the prospectus in electronic format, the information on any underwriter’s or selling group member’s web site and any information contained in any other web site maintained by an underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

Stamp Taxes

If you purchase shares of our common stock offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

Relationships

Certain of the underwriters and their related entities have engaged and may engage in commercial and investment banking transactions with us in the ordinary course of their business. They have received customary compensation and expenses for these commercial and investment banking transactions. Two affiliates of Wachovia are significant customers of ours. Additionally, Lehman Commercial Paper Inc., an affiliate of one of our underwriters is a lender and acts as syndication agent under our credit facilities, and Wachovia Bank, National Association, an affiliate of one of our underwriters, is a lender and acts as documentation agent under our credit facility. Also, Lehman Brothers Inc. acted as financial advisor and delivered a fairness opinion in 2005 to the selling stockholder, The First American Corporation, in connection with First Advantage Corporation’s acquisition of the companies and assets comprising the credit information segment of The First American Corporation.

United Kingdom

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (e) of the Order (all such persons together being referred to as “relevant persons”). The shares of our common stock are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such common stock will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Each of the underwriters has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 or FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b) it has complied with, and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

European Economic Area

In relation to each Member State of the European Economic Area that has implemented the Prospectus Directive (each, a “Relevant Member State”) each underwriter represents and warrants that it has not made and will not make an offer to the public of any shares which are the subject of the offering contemplated by this prospectus (the “Shares”) in that Relevant Member State, except that it may make an offer to the public in that Relevant Member State of any Shares at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of Lehman Brothers Inc. for any such offer; or

(d) in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Shares shall result in a requirement for the publication by DealerTrack or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any Shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any Shares to be offered so as to enable an investor to decide to purchase any Shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, proxy statements or other information filed by us at the Securities and Exchange Commission’s public reference room at the following location:

Public Reference Room
100 F. Street, N.E.
Washington, D.C. 20549

You can request copies of these documents, upon payment of a duplicating fee, by writing to the Securities and Exchange Commission. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information about the Public Reference Room. The Securities and Exchange Commission also maintains a web site that contains reports, proxy and information statements and other information regarding issuers like us that file electronically with the Securities and Exchange Commission. You may access the Securities and Exchange Commission’s web site at www.sec.gov.

We will also provide a copy of any and all of these documents (not including exhibits to those documents) to any person, without charge, upon written or oral request to the following address and telephone number: DealerTrack Holdings, Inc., 1111 Marcus Avenue, Suite M04, Lake Success, New York 11042. Telephone requests should be directed to our Investor Relations department at (516) 734-3600.

This prospectus does not constitute an offer to sell or a solicitation of an offer to purchase the securities offered by this prospectus in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or a solicitation of an offer. Neither the delivery of this prospectus nor any distribution of securities pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth in this prospectus or in the affairs of the Company since the date of the prospectus.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference in this prospectus the information and reports we file with it, which means that we can disclose important information to you by referring you to these documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information already incorporated by reference. We also incorporate by reference any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 on or after the date of filing of the registration statement containing this prospectus until the termination of the offering. Those documents will become a part of this prospectus from the date that the documents are filed with the SEC.

We are incorporating by reference the documents listed below, which we have already filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2006 filed with the SEC on March 16, 2007, as amended by Form 10-K/A filed on April 30, 2007;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007 filed on May 9, 2007;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2007 filed on August 9, 2007;

•	our Current Reports on Form 8-K filed on January 18, 2007, February 7, 2007, February 12, 2007, April 27, 2007 and October 16, 2007; and

•	the description of our common stock contained in our Registration Statement on Form 8-A filed on December 6, 2005.

Upon request, we will provide, without charge, to each person to whom a copy of this prospectus is delivered a copy of the documents incorporated by reference into this prospectus. You may request a copy of these filings, and any exhibits we have specifically incorporated by reference as an exhibit in this prospectus, at no cost by writing or telephoning us at the following address:

DealerTrack Holdings, Inc.
1111 Marcus Avenue, Suite M04
Lake Success, New York 11042
(516) 734-3600
Attn: Investor Relations

This prospectus is part of a registration statement we filed with the SEC. We have incorporated exhibits into this registration statement. You should read the exhibits carefully for provisions that may be important to you.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or in the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus or those documents.

LEGAL MATTERS

The validity of the shares of common stock offered hereby has been passed upon for us by Goodwin Procter llp, Boston, Massachusetts. Davis Polk & Wardwell, New York, New York is counsel for the underwriters in connection with this offering.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K, as amended on Form 10K/A, for the year ended December 31, 2006 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

4,000,000 Shares

Common Stock

PROSPECTUS
          , 2007

Lehman Brothers

William Blair & Company
Deutsche Bank Securities

Cowen and Company

Wachovia Securities

JMP Securities

Thomas Weisel Partners LLC

Barrington Research

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The expenses in connection with the issuance and distribution of the shares being registered will be borne by the Company and are set forth in the following table. All amounts except the registration fee are estimated.

Registration fee	$6,830
NASD filing fee	22,746
Legal fees and expenses	75,000
Accounting fees and expenses	55,000
Printing fees and expenses	20,000
Transfer agent and registrar fees and expenses	10,000
Miscellaneous	10,424

Total	$200,000

Item 15.	Indemnification of Directors and Officers.

We are incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement in connection with specified actions, suits and proceedings, whether civil, criminal, administrative or investigative (other than action by or in the right of the corporation — a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, by-laws, disinterested director vote, stockholder vote, agreement, or otherwise.

The Delaware General Corporation Law further authorizes a Delaware corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

Our fifth amended and restated certificate of incorporation limits the personal liability of directors for breach of fiduciary duty to the maximum extent permitted by the Delaware General Corporation Law. Except to the extent such exemption from liability is not permitted under the Delaware General Corporation Law, our fifth amended and restated certificate of incorporation provides that no director will have personal liability to us or to our stockholders for monetary damages for breach of fiduciary duty as a director. However, these provisions do not eliminate or limit the liability of any of our directors:

•	for any breach of their duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for voting or assenting to unlawful payments of dividends or other distributions; or

•	for any transaction from which the director derived an improper personal benefit.

Any amendment to or repeal of these provisions will not adversely affect any right or protection of our directors in respect of any act or failure to act occurring prior to any amendment or repeal or adoption of an inconsistent provision. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.

In addition, our by-laws provide that we must indemnify our directors and officers and we must advance expenses, including attorneys’ fees, to our directors and officers in connection with legal proceedings, subject to very limited exceptions. Acting pursuant to the foregoing, we have entered into agreements with each of our directors and officers to indemnify them to the fullest extent permitted by our restated certificate of incorporation, amended and restated by-laws and Delaware law.

In addition, we have entered into indemnification agreements (the “Indemnification Agreements”) with some of our directors and officers. The Indemnification Agreements (i) confirm to officers and directors the indemnification provided to them in the amended and restated by-laws, (ii) provide officers and directors with procedural protections in the event that they are sued in their capacity as director or officer and (iii) provide additional indemnification rights.

We have purchased insurance on behalf of our respective directors and officers against certain liabilities that may be asserted against, or incurred by, such persons in their capacities as our directors or officers, or that may arise out of their status as our directors or officers, including liabilities under the federal and state securities laws.

Item 16.	Exhibits.

(a) See the Exhibit Index on the page immediately preceding the exhibits for a list of exhibits filed as part of this registration statement on Form S-3, which Exhibit Index is incorporated herein by reference.

(b) Financial Statement Schedules

None.

Item 17.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933 each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, DealerTrack Holdings, Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Success, State of New York, on October 16, 2007.

DEALERTRACK HOLDINGS, INC.

By:	/s/ Mark F. O’Neil
Mark F. O’Neil
Chairman of the Board, President and
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Mark F. O’Neil, Robert J. Cox III and Eric D. Jacobs, as such person’s true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for such person in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or any Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated. Each person listed below has signed this Registration Statement as an officer or director of DealerTrack Holdings, Inc.

Signature	Title	Date

/s/ Mark F. O’Neil Mark F. O’Neil	Chairman of the Board, President and Chief Executive Officer (principal executive officer)	October 16, 2007

/s/ Robert J. Cox III Robert J. Cox III	Senior Vice President, Chief Financial Officer and Treasurer (principal financial and accounting officer)	October 16, 2007

/s/ Mary Cirillo-Goldberg Mary Cirillo-Goldberg	Director	October 16, 2007

/s/ Thomas R. Gibson Thomas R. Gibson	Director	October 16, 2007

/s/ Thomas F. Gilman Thomas F. Gilman	Director	October 16, 2007

/s/ Ann B. Lane Ann B. Lane	Director	October 16, 2007

Signature	Title	Date

/s/ John J. McDonnell Jr. John J. McDonnell Jr.	Director	October 16, 2007

/s/ James David Power III James David Power III	Director	October 16, 2007

/s/ Howard L. Tischler Howard L. Tischler	Director	October 16, 2007

EXHIBIT INDEX

Exhibit No.		Description

1.1		Form of Underwriting Agreement (to be filed by amendment)
4.4		Fourth Amended and Restated Registration Rights Agreement, dated as of March 19, 2003, by and among DealerTrack Holdings, Inc., and the stockholders of DealerTrack Holdings, Inc. party thereto (incorporated by reference to Exhibit 4.3 to DealerTrack Holdings, Inc.’s Form S-1 filed on July 28, 2005)
5	.1*	Opinion of Goodwin Procter LLP
21	.1*	List of Subsidiaries
23	.1*	Consent of PricewaterhouseCoopers LLP
23.2		Consent of Goodwin Procter LLP (included in Exhibit 5.1 hereto)
24.1		Power of Attorney (contained in signature page)

* Filed herewith